Exhibit 5.1

Tel 713.758.2222  Fax 713.758.2346

February 10, 2006

Huntsman Corporation

500 Huntsman Way

Salt Lake City, UT 84108

Re:                               Huntsman Corporation Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Huntsman Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 21,590,909 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to the Huntsman Corporation Stock Incentive Plan (the “Plan”).  The shares of Common Stock that are to be issued under the Plan are referred to herein as the “Shares.”

In connection with the foregoing, we have examined or are familiar with the Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, the Plan, the corporate proceedings with respect to the issuance of the Shares, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that when the Shares have been duly authorized and, when issued by the Company and delivered in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware.  For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

Vinson & Elkins LLP Attorneys at Law Austin Beijing	First City Tower, 1001 Fannin Street, Suite 2300, Houston,
Dallas Dubai Houston London Moscow New York Tokyo Washington	Texas 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.